FOR IMMEDIATE RELEASE
For more information contact:
John P. Lambrechts
Director, Investor Relations
(402) 758-3281

INACOM SETS REVENUE AND EARNINGS RECORDS FOR 1998

Services Revenue Increases 35 Percent in Fourth Quarter to $107 Million

     (OMAHA, NEB.--February 2, 1999) - Inacom Corp.(NYSE:ICO), a Fortune 500 technology services company, reported full year 1998 record revenues of $4.3 billion, a nine percent increase over 1997 revenues of $3.9 billion. Record net earnings of $42.6 million or $2.26 a share, increased 45 percent and four percent respectively, over prior-year net earnings of $29.5 million or $2.17 per share. Excluding a third-quarter 1998 charge related to an accounts receivable securitization, net earnings for 1998 were $43.3 million or $2.30 per share, an increase of 47 percent and six percent, respectively.

     Inacom reported fourth quarter 1998 net earnings of $10.7 million compared to net earnings of $10.3 million in the fourth quarter of 1997. Diluted earnings per share for the fourth quarter of 1998 were 55 cents compared 64 cents reported in the fourth quarter of 1997. Revenues were $1.1 billion for the fourth quarter of 1998, reaching prior year levels.

     "Inacom's record performance in 1998 was led by strong revenue growth in distributed technology infrastructure solutions," said Bill L. Fairfield, President and Chief Executive Officer of Inacom. "Our strategic focus on growing the higher-margin services business resulted in a 41 percent increase in 1998 services revenues."

     "As we enter 1999, Inacom remains committed to high standards of performance for our clients which is expected to result in more business from existing clients and new client relationships," Fairfield said. "The pending merger with Vanstar, which is scheduled for stockholder vote on February 17, exemplifies a major investment in our vision to be the world's largest and most reputable technology services company providing effective distributed technology infrastructure solutions to clients worldwide."

     The services business showed strong revenue growth of 35 percent over the fourth quarter of 1997, while product revenues decreased four percent in the fourth quarter of 1998 compared to the prior year. In the products business, strong end-user demand and a 18 percent increase in the direct (company-owned) side of the business was offset by a weakness in the reseller (indirect) market, which declined 28 percent in the fourth quarter compared to the prior year.

     Gross margins in the fourth quarter of 1998 rose to 10.3 percent compared to 9.2 percent in the third quarter of 1998. The increase resulted from an improvement in revenue mix in the product segment to a higher proportion of direct business, coupled with strong revenue growth in the higher-margin services business.

     David C. Guenthner, Inacom's executive vice president and chief financial officer said, "Our 1998 financial performance was very good given the transition occurring in the industry throughout the year. The industry transition issues, which were customer driven, have benefited Inacom. Lower inventory levels coupled with sound asset management enabled us to reach another milestone generating $54 million of cash flow from operations during the fourth quarter. As a result, we were cash flow positive for all of 1998."

     "Inacom's strategy fulfills what IT professionals worldwide are demanding: an independent advocate with an extensive client portfolio to draw upon for proven expertise in distributed technology infrastructure solutions," said Rick Inatome, Inacom chairman of the board. "The pending merger with Vanstar will enhance this position."

     This press release contains certain forward-looking statements regarding revenues, margins, earnings, growth rates, certain business trends and pending business combinations based on certain assumptions and information currently available to management. Such statements are subject to various risks and uncertainties, including those described in the Company's 1997 10-K Report and the Company's 1998 Form 10-Q Report for the period ended September 26, 1998, that could cause actual results to differ materially from the results discussed herein.

     Inacom Corp. is a leading single-source provider of information technology products and technology management services designed to enhance the productivity of information systems primarily for Fortune 1000 clients. Inacom offers a comprehensive range of integrated life cycle services to manage the entire technology life cycle. Inacom sells its products and services through a marketing network of company-owned business centers throughout the United States that focus on serving large corporations. Inacom also has a network of value-added resellers that typically have a regional, industry or specific product focus. Inacom has international affiliations in Europe, Asia, Central and South America, the Caribbean, the Middle East, Africa, Canada and Mexico to satisfy the management needs of its multinational clients. Inacom employs 5,600 people, including 3,100 technical professionals, and is headquartered in Omaha, NE.
                                     # # #

                          INACOM CORP. AND SUBSIDIARIES
                    Condensed and Consolidated Balance Sheets
                                   (Unaudited)
                    (Amounts in Thousands, Except Share Data)


                                                                                    December 26,      December 27,
                                                                                        1998              1997
                                                                                   ---------------  ------------------
                                                                                   ---------------  ------------------
                                     ASSETS
Current assets:
    Cash and cash equivalents                                                           $  54,416          $   52,592
    Accounts receivable, net                                                              408,052             252,067
    Inventories                                                                           267,775             429,362
    Other current assets                                                                   23,741              13,758
                                                                                   ---------------  ------------------
                                                                                   ---------------  ------------------
      Total current assets                                                                753,984             747,779
                                                                                   ---------------  ------------------
                                                                                   ---------------  ------------------

Other assets, net                                                                          39,105              34,502
Cost in excess of net assets of businesses acquired,
    net of accumulated amortization                                                       211,353              88,411
Property and equipment, net                                                                98,202              89,847
                                                                                   ---------------  ------------------
                                                                                   ===============  ==================
                                                                                       $1,102,644          $  960,539
                                                                                   ===============  ==================
                                                                                   ===============  ==================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                    $ 369,492          $  409,513
    Notes payable                                                                          60,000               -
    Other current liabilities                                                             102,711              80,280
                                                                                   ---------------  ------------------
                                                                                   ---------------  ------------------
      Total current liabilities                                                           532,203             489,793
                                                                                   ---------------  ------------------
                                                                                   ---------------  ------------------

Convertible subordinated debentures                                                       141,500             141,500
Other long-term liabilities                                                                 3,804               4,030

Stockholders' equity:
    Capital stock:
    Class A preferred stock of $1 par value.
      Authorized 1,000,000 shares; none issued                                              -                   -
    Common stock of $.10 par value.  Authorized 30,000,000 shares;
      issued 16,768,473 shares in 1998 and 14,825,049 in 1997                               1,677               1,482
    Additional paid-in capital                                                            275,050             216,671
    Retained earnings                                                                     149,647             107,063
                                                                                   ---------------  ------------------
                                                                                   ---------------  ------------------
                                                                                          426,374             325,216
    Less unearned restricted stock                                                        (1,237)               -
                                                                                   ---------------  ------------------
                                                                                   ---------------  ------------------
      Total stockholders' equity                                                          425,137             325,216
                                                                                   ---------------  ------------------
                                                                                     $  1,102,644          $  960,539
                                                                                   ===============  ==================


                          INACOM CORP. AND SUBSIDIARIES
               Condensed and Consolidated Statements of Operations
                                   (Unaudited)
                  (Amounts in Thousands, Except Per Share Data)

                                                           Thirteen Weeks Ended              Fifty-Two Weeks Ended
                                                       ------------------------------    ------------------------------
                                                        December 26,     December 27,     December 26,    December 27,
                                                            1998           1997               1998           1997
                                                       --------------- --------------    --------------- --------------
Revenues:
    Products                                                $ 949,715      $ 989,723         $3,879,334     $3,626,532
    Services                                                  107,300         79,341            379,091        269,770
                                                       --------------- --------------    --------------- --------------

                                                            1,057,015      1,069,064          4,258,425      3,896,302
                                                       --------------- --------------    --------------- --------------

Direct costs:
    Product                                                   882,213        935,447          3,647,653      3,419,366
    Services                                                   65,597         40,622            228,737        147,944
                                                       --------------- --------------    --------------- --------------

                                                              947,810        976,069          3,876,390      3,567,310
                                                       --------------- --------------    --------------- --------------

Gross margin                                                  109,205         92,995            382,035        328,992
Selling, general and administrative expenses                   83,042         68,275            275,953        250,097
                                                       --------------- --------------    --------------- --------------

Operating income                                               26,163         24,720            106,082         78,895
Financing expense, net (1)                                      8,100          7,351             33,785         29,024
                                                       --------------- --------------    --------------- --------------

Earnings before income taxes                                   18,063         17,369             72,297         49,871
Income tax expense                                              7,405          7,096             29,713         20,415
                                                       --------------- --------------    --------------- --------------

Net earnings (1)                                             $ 10,658       $ 10,273          $  42,584       $ 29,456
                                                       =============== ==============    =============== ==============

Earnings per share (1):
    Basic                                                    $   0.63       $   0.76           $   2.66       $   2.48
    Diluted                                                  $   0.55       $   0.64           $   2.26       $   2.17
                                                       =============== ==============    =============== ==============

Common shares and equivalents outstanding:
    Basic                                                      16,800         13,500             16,000         11,900
    Diluted                                                    21,300         17,400             20,700         14,600
                                                       =============== ==============    =============== ==============



(1) Includes the impact of a charge under Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," related to an accounts receivable securitization in the third quarter of 1998. The pre-tax impact is $1.3 million and the after-tax impact is $0.7 million, or $0.04 per diluted share in 1998.

(2) Certain prior period amounts have been reclassified to conform to current year presentation.